Exhibit (j)


                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated October 9, 2003, relating to the financial statements and financial highlights which appear in the August 31, 2003 Annual Report to Shareholders of INVESCO Treasurer's Series Funds, Inc. (now known as AIM Treasurer's Series Trust.), and the August 31, 2003 Annual Report to Shareholders of INVESCO Money Market Funds, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Denver, Colorado
November 24, 2003